EXHIBIT 99.1
                                  PRESS RELEASE

TMANGLOBAL.COM OFFICERS AND DIRECTORS RESIGN

3/13/01

ORLANDO, Fla., Mar 13, 2001 /PRNewswire via COMTEX/ -- TMANglobal.com (OTC Bulletin Board: CHOP) announced today that Chairman & CEO Tony Interdonato and President Ron Tramontano have resigned their posts with the Company. Mr. Interdonato submitted his resignation at the close of business yesterday and Mr. Tramontano added his resignation this afternoon. The move comes as little surprise to most industry observers since the Company has been undergoing a recent change of strategy in light of its flagging share price in the wake of the dot-com industry fallout.

"I felt that it is time for me to move on and pursue other opportunities," said Tony Interdonato, former CEO of TMANglobal.com. "We have been seeking new opportunities for our shareholders, but in light of recent market conditions -- particularly those which have affected dot-com-related companies, it has been difficult." The Company has recently shut down its Internet Web site and sold all martial arts-related components back to its parent company, The Martial Arts Network, in exchange for the cancellation of all remaining debt to the Network. Added former President Ron Tramontano, "We have been trying hard to turn the Company around for some time now, and if our resigning and turning the reins over to others will help facilitate that, then it is a healthy move for the Company and all of its shareholders."

About TMANglobal.com

TMANglobal.com (OTC Bulletin Board: CHOP) is an Internet-based company that operates one of the world's largest Web sites devoted exclusively to the martial arts and health/fitness industries. For more information, contact CEO Robert Carlin at (804) 290-0803 or e-mail at chop4tman@yahoo.com.

"Safe Harbor" Statement
Except for the historical information contained herein, certain of the matters discussed in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, TMANglobal.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks associated with system development and operations, management of potential growth, risks of entering new business areas, international expansion, business combinations, strategic alliances, changes in general economic conditions, material prices, labor costs and governmental regulations affecting the Company's operations.

SOURCE TMANglobal.com
CONTACT: Robert Carlin, CEO, TMANglobal.com, 804-290-0803